Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Timberland Bancorp, Inc. of our reports dated December 8, 2017, with respect to the consolidated financial statements of Timberland Bancorp, Inc. and Subsidiary (collectively, "Timberland"), and the effectiveness of Timberland's internal control over financial reporting, included in Timberland's Annual Report (Form 10-K) for the year ended September 30, 2017.

We also consent to the reference to our firm under the heading "Experts" in such Registration Statement on Form S-4.

/s/ Delap LLP

Lake Oswego, Oregon
July 27, 2018